Exhibit (h)(2)
AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

This Amended and Restated Master Administration Agreement (“Agreement”) dated and effective as of July 1, 2010, by and among the INTERNATIONAL STRATEGY & INVESTMENT INC. registered investment companies listed on Schedule A hereto (each a “Company”), and each a Maryland Corporation and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”).

WHEREAS, each Company is an open-end management investment company currently comprised of a single series (the “Fund”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Appointment of Administrator

Each Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

Each Company currently consists of a Fund and its respective classes of shares as listed in Schedule A.  In the event that a Company establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing.  Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund(s) in writing by the Company and the Administrator at the time of the addition of such Fund(s).

2.           Delivery of Documents

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.           The Company’s Articles of Incorporation and By-laws;

b.
The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund and all amendments and supplements thereto as in effect from time to time;

c.
Certified copies of the resolutions of the Board of Directors of the Company (the “Board”) authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.           Representations and Warranties of the Administrator

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.           Representations and Warranties of the Company

Each Company represents and warrants to the Administrator that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of the State of Maryland;

b.	It has the requisite power and authority under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.
The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement.  The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

h.
As of the close of business on the date of this Agreement, the Company is authorized to issue shares of capital stock, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5.	Administration Services

The Administrator shall provide the following services, subject to the authorization and direction of each Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator:

Fund Administration Treasury Services

a.
Prepare for the review by designated officer(s) of the Company financial information regarding the Fund that will be included in the Company’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.
Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.
Prepare for the review by designated officer(s) of the Company the Company’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.
Prepare for the review by designated officer(s) of the Company annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.
Provide periodic testing of the Fund with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials;

f.
Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

j.	Maintain certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

k.	Consult with the Company’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Company;

l.
Implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.

Fund Administration Blue Sky Services

m.	Perform Blue Sky services pursuant to the specific instructions of the Company’s officers as detailed in Schedule B hereto;

Fund Administration Legal Services

n.
Prepare the agenda and resolutions for all requested Board of Directors (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Company’s shareholder meetings and prepare minutes of such meetings;

o.	Prepare and mail quarterly and annual Code of Ethics forms for Directors who are not “interested persons” of the Company under the 1940 Act (the “Independent Directors”);

p.
Prepare and coordinate the filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund and any sticker supplements to the Prospectus and SAI for the Fund;

q.	Prepare and coordinate the filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

r.	Maintain general Board calendars and regulatory filings calendars;

s.	Maintain copies of the Company’s Articles of Incorporation and By-laws;

t.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

u.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

v.
Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

w.
Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

x.	Compute tax basis provisions for both excise and income tax purposes;

y.	Prepare the Funds’ federal, state, and local income tax returns and extension requests including Form 1120-RIC, Form 8613 and Form 1099-MISC;

z.	Coordinate Form 1099-DIV mailings; and

aa.	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for each Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Fees; Expenses; Expense Reimbursement

The Administrator shall receive from each Company such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Company shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by the Company, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Fund’s net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.           Instructions and Advice

a.           At any time, the Administrator may apply to any officer of a Company or his or her designee for instructions and may consult with outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.  The Administrator also reserves the right to contact its own legal counsel at the expense of the Company, upon the prior written consent of the Company, which consent may not be delayed or unreasonably withheld.

b.           The Administrator shall not be liable, and shall be indemnified by a Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons.  The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.           Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by a Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees.  The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Company and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2010 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2011 and terminating on December 31, 2011 shall be the date of this Agreement through December 31, 2010, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.           Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Furthermore, and notwithstanding anything in this Section to the contrary, the Administrator may aggregate Fund data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.           Compliance with Governmental Rules and Regulations; Records

Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.           Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.           Term, Termination and Amendment

(a)
This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of two (2) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after the Initial Term.

(b)
During the Initial Term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal as set forth above, (ii) by mutual written agreement of the parties, or (iii) for “cause,” as defined below.

For purposes of this Agreement, “cause” shall mean (a) a material breach (including non-payment of fees or expenses by a Company) of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c)	Either party or the Board may terminate this Agreement at any time after the Initial Term upon at least sixty (60) days’ prior written notice to the other party.

(d)	Termination of this Agreement with respect to any given Company shall in no way affect the continued validity of this Agreement with respect to any other Company.

(e)
Upon termination of this Agreement, a Company shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(f)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.           Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to a Company: ISI, Inc., 40 West 57th Street, 18th Floor, New York, New York, Attn: Margaret Beeler, fax: 212-486-4655; if to the Administrator:  State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn:  Fund Administration Legal Department, fax:  617-662-3805.

14.           Non-Assignability

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.           Successors

This Agreement shall be binding on and shall inure to the benefit of each Company and the Administrator and their respective successors and permitted assigns.

16.           Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

18.           Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.           Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.           Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.           Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ON BEHALF OF THE INTERNATIONAL STRATEGY & INVESTMENT FUNDS LISTED ON SCHEDULE A HERETO

By:           /s/ R. Alan Medaugh
Name:      R. Alan Medaugh
Title:        President

STATE STREET BANK AND TRUST COMPANY

By:           /s/ Joseph C. Antonellis
Name:     Joseph C. Antonellis
Title:        Vice Chairman

AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

SCHEDULE A

INTERNATIONAL STRATEGY & INVESTMENT
Listing of Company, Fund and Classes of Shares

Company	Fund	Classes of Shares

North American Government Bond Fund, Inc.	ISI North American Government Bond Fund	ISI North American Government Bond Fund – Class A Shares
ISI North American Government Bond Fund – Class C Shares
ISI North American Government Bond Fund – Class I Shares

Managed Municipal Fund, Inc.	ISI Managed Municipal Fund	ISI Managed Municipal Fund Class A Shares
ISI Managed Municipal Fund Class I Shares

ISI Strategy Fund, Inc.	ISI Strategy Fund	ISI Strategy Fund Shares

Total Return U.S. Treasury Fund, Inc.	ISI Total Return U.S. Treasury Fund	ISI Total Return U.S. Treasury Fund Shares

AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

SCHEDULE B
Notice Filing with State Securities Administrators

At the specific direction of each Company, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Company shares are to be offered or sold pursuant to instructions given to the Administrator by the Company.

Each Company shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Company shares to be permitted to be sold in each such jurisdiction.  In the event that the Administrator becomes aware of (a) the sale of Company shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Company shares in excess of the number of Company shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Company, and it shall be the Company’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.           Filing of Company’s Initial Notice Filings, as directed by the Company;

2.           Filing of Company’s renewals and amendments as required;

3.           Filing of amendments to the Company’s registration statement where required;

4.           Filing Company sales reports where required;

5.           Payment at the expense of the Company of all Company Notice Filing fees;

6.           Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.           Filing of annual reports and proxy statements where required; and

8.           The performance of such additional services as the Administrator and the Company may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law.  Any such determination shall be made by the Company or its legal counsel.  In connection with the services described herein, the Company shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Company, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1
LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of July 1, 2010, that the INTERNATIONAL STRATEGY & INVESTMENT INC. registered investment companies listed on Schedule A hereto (each a “Company”), on behalf of its currently existing series and all future series (the “Funds”), with principal offices at 40 West 57th Street, 18th Floor, New York, New York 10019, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.           NOTICE FILINGS FOR FUND SHARES.  The power to submit notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.

2.           CHECKS.  The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.           AUTHORIZED SIGNERS.  Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority.  Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

ON BEHALF OF THE INTERNATIONAL STRATEGY & INVESTMENT FUNDS LISTED ON SCHEDULE A HERETO

By: /s/ R. Alan Medaugh
Name: R. Alan Medaugh
Title: President